Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268846

Prospectus Supplement No. 1 to Reoffer Prospectus

of

Presto Automation Inc.

An additional up to 549,287 Shares of Common Stock under the E La Carte, Inc. 2018 Equity Incentive Plan and the Presto Automation Inc. 2022 Incentive Award Plan

This Prospectus Supplement, dated July 27, 2023 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-8 filed by Presto Automation Inc. (the “Company”, “us”, “our” or “we”) with the Securities and Exchange Commission (the “SEC”) on December 16, 2022 (the “Prospectus”), relating to the resale of common stock, par value $ 0.0001 per share (the “Common Stock”), of the Company which may be offered and sold from time to time by certain of our executive officers and directors (each, a “Selling Stockholder”) who may be deemed “affiliates” of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), who have acquired or will acquire such shares in connection with stock or other awards made, and with the purchase of stock under, the E La Carte, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and the Presto Automation Inc. 2022 Incentive Award Plan (the “2022 Plan” and, together with the 2018 Plan, the Plans). This Supplement covers 549,287 shares of Common Stock (the “Shares”) held by the Selling Stockholder named herein including (i) shares of Common Stock (inclusive of shares purchased pursuant to the restricted shares granted under the Plans), and (ii) shares issuable upon vesting of restricted stock units granted under the Plans that are owned by or may in the future be issued to the Selling Stockholder.

The inclusion of the shares herein does not necessarily represent a present intention to sell all such shares of Common Stock.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our Common Stock is quoted on the Nasdaq Stock Market under the symbol “PRST.” On July 26, 2023, the closing sales price of our Common Stock on the Nasdaq Stock Market was $3.71 per share.

The Shares may be offered from time to time by the Selling Stockholder through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” in the Prospectus. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We will not control or determine the price at which the Selling Stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

A Selling Stockholder and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of the Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

You should carefully read and consider the risk factors described under “Risk Factors” on page 2 of the Prospectus, dated as of December 16, 2022 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

AMERICAS 124590320

The information set forth under the caption “Selling Stockholders” in the Prospectus is supplemented in its entirety as set forth below and is provided for the primary purpose of adding the Selling Stockholder to the table set forth in the Prospectus.

The date of this Supplement is July 27, 2023

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SELLING SECURITYHOLDER

The table below sets forth information concerning the Selling Securityholder. We will not receive any proceeds from the resale of shares by the Selling Securityholders.

The table below sets forth, as of July 20, 2023 (the “Determination Date”), the following: (i) the name of each additional person who is offering the resale of shares of Common Stock by this Reoffer Prospectus; (ii) the number of shares (and the percentage, if 1% or more) of Common Stock beneficially owned (determined in the manner described in footnote (1) to the table below) by each person; (iii) the number of shares that each Selling Securityholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Securityholder has a present intention to do so (described in footnote (2) to the table below); and (iv) the number of shares (and the percentage, if 1% or more) of Common Stock each person will own after the offering, assuming they sell all of the shares of Common Stock offered in this Reoffer Prospectus. Unless otherwise indicated, beneficial ownership is direct and, subject to community property laws where applicable, the Selling Securityholder indicated has sole voting and investment power. To our knowledge, no shares of Common Stock beneficially owned by any Selling Securityholder have been pledged as security.

Each Selling Securityholder identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Securityholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Securityholder upon termination of this offering, because the Selling Securityholder may offer some or all of its Common Stock under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

	Common Stock Beneficially Owned Prior to the Offering(1)		Common Stock Being Offered(2)	Common Stock Beneficially Owned After the Offering(1)(3)
	Shares	Percentage(4)		Shares	Percentage(4)
Xavier Casanova(5)	102,321	*	549,287	⸺	⸺

________________

(1)	Reflects shares of Common Stock included in the footnote next to the Selling Securityholder’s name that the Selling Securityholder “beneficially owns,” meaning all shares of Common Stock over which the Selling Securityholder possesses sole or shared voting or investment power or has right to acquire such power within 60 days of the Determination Date (such as through the vesting of restricted stock units). Shares subject to restricted stock units that vest within 60 days of the Determination Date are considered outstanding and beneficially owned by the Selling Securityholder holding such restricted stock units for the purpose of computing the ownership and percentage ownership of the named Selling Securityholder, but are not treated as outstanding for the purpose of computing the ownership or percentage ownership of any other Selling Securityholder. Shares beneficially owned does not include earn-out shares for shares of Common Stock (the “Earn-Out Shares”), which represent the right to receive a number of shares of Common Stock if certain price-based vesting conditions are met following the Closing.

(2)	Reflects shares of Common Stock offered under this Reoffer Prospectus, which were previously granted to the Selling Securityholder pursuant to restricted stock units and vest in accordance with the terms of the agreements for such awards. This includes both shares of Common Stock from previously-granted restricted stock units that are considered “beneficially owned” as in footnote 1, as well as shares underlying restricted stock units that vest more than 60 days after the Determination Date. As a result, the number of shares of Common Stock included in this column may be higher than the same number in the column “Common Stock Beneficially Owned Prior to the Offering.”

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(3)	Assumes that all of the shares of Common Stock held by each Selling Securityholder and being offered under this Reoffer Prospectus become vested and are sold, and that no Selling Securityholder will acquire additional shares of Common Stock before the completion of this offering.

(4)	Percentage of beneficial ownership is based on, as of the Determination Date, 57,569,392 shares of Common Stock outstanding. Such amount excludes the Earn-Out Shares in the form of Common Stock issuable upon the satisfaction of certain earn-out conditions set forth in the Merger Agreement.

(5)	Consists of restricted stock units of 102,321 shares of Common Stock that vest within 60 days.

AMERICAS 124590320	4